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                                                                    Exhibit 99.1

                                     [LIGHTSPAN LOGO]

FOR IMMEDIATE RELEASE

                Michael A. Sicuro
Contact:        858.824.8370


     LIGHTSPAN'S FOURTH QUARTER OPERATING RESULTS IMPROVE 68% VS. PRIOR YEAR

SAN DIEGO - FEBRUARY 26, 2003 - Lightspan, Inc. (NASDAQ: LSPN) (the Company), a leading provider of quality curriculum-based software and on-line products and services used in schools and homes, announced today that its operating loss per share, excluding amortization and interest, for the three months ended January 31, 2003 improved 68 percent to $.06 as compared to $.19 during the same period a year ago. The Company recorded a net loss per share, including amortization and interest, of $.10 in the fourth quarter of fiscal 2003 as compared to $.29 per share in the same period a year ago. The analysts' consensus was a net loss per share of $.15 as reported by First Call. Lightspan's net operating results exceeded analysts' expectations for the ninth consecutive quarter.

For the fiscal year ended January 31, 2003, the net loss per share was $.70 as compared to $1.34 for the prior fiscal year, a 48 percent improvement, excluding a write-down of goodwill. Including the goodwill charge, the Company recorded a net loss per share of $.76 for fiscal 2003. The Company's revenues, operating and cash usage results for the three and twelve months ended January 31, 2003 were consistent with forecasted guidance. Lightspan continues to remain debt free.

Chairman and Chief Executive Officer John T. Kernan stated: "We continue to meet or exceed our cash and bottom line targets by controlling costs while a difficult selling environment has pressured our top line. Our operating expenses in fiscal 2003 were 29 percent lower than in 2002, and 36 percent lower in the current quarter than the same period a year ago."

Total revenues in the fourth quarter of fiscal 2003 declined to $13.0 million from $14.1 million in the same period a year ago primarily due to lower software license sales and a price reduction of Sony's PlayStation game console. Revenues generated from on-line subscriptions increased 28 percent during the fourth quarter of fiscal 2003 to $3.0 million from $2.3 million in the same period in fiscal 2002. Revenues from software licenses decreased during the three months ended January 31, 2003 to $6.8 million from $7.4 million in the same period a year ago, or 8 percent. Total revenues for fiscal 2003 declined to $50.0 million from $57.5 million as compared to the same period a year ago primarily due to lower software license sales and a price reduction of Sony's PlayStation game console, offset by an increase in revenues from on-line subscriptions.

                                    --more--

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      10140 Campus Point Drive - San Diego, CA 92121 - 1-888-4-ALL KIDS -      1
                    FAX (858) 824-8001 - www.lightspan.com

The Company`s client base as of January 31, 2003 consisted of 4,439 schools using the Company's flagship software product, Lightspan Achieve Now. Schools are using approximately 4,192 subscriptions of the Company's on-line products:
The Lightspan Network, the Lightspan Reading Center and Lightspan eduTest Assessment. Academic Systems, the Company's higher education division, had 359 client campuses using its products as of January 31, 2003.

Effective February 1, 2002, the Company adopted the provisions of SFAS 142, "Goodwill and Other Intangible Assets," which eliminates the amortization of goodwill and requires an annual assessment for impairment based on a fair value test. As a result of the implementation of SFAS 142, the Company recorded a $3.0 million write-down ($.06 per share) on the carrying amount of goodwill associated with its higher education division. This goodwill was originally recorded in 1999 during a period of inflated market valuations and has no impact on the Company's cash position or operating results. For financial reporting purposes, this write-down will be reflected in the Company's first quarter of fiscal 2003 results as a cumulative effect of a change in accounting principle in the Company's annual report on Form 10-K, as required by generally accepted accounting principles. The amount of goodwill amortization recorded in the three and twelve months ended January 31, 2002, and not recorded during the same periods in the current fiscal year in accordance with SFAS 142, was $2.6 million ($.05 per share) and $10.3 million ($.22 per share), respectively.

The following statements are based on current estimates and expectations. These are forward-looking statements and actual results may be materially different.

Chief Financial Officer Michael A. Sicuro stated: "We could achieve 8-10 percent revenue growth in fiscal 2004 as compared to fiscal 2003 if school districts spend federal dollars at normal levels in the near term. However, if schools continue to hold on to their federal monies, our total revenues in fiscal 2004 would be consistent with 2003. We expect our cash usage and net loss per share in 2004 to be $10 - $13 million and $.48 - $.55 per share with a no growth scenario in revenues. Consistent with fiscal 2003, we expect the majority of our cash usage to occur in the first half of fiscal 2004 due to seasonality. During the quarter ending April 30, 2003, we expect our cash usage and net loss per share to be $5-$8 million and $.20 - $.23, respectively."

Kernan concluded: "We are cautiously optimistic that school administrators will increase their spending of federal dollars which must be utilized by the end of the current school year. Regardless of the top line, we will manage to our bottom line targets as we have done successfully over the past two years through a continued focus on controlling our operating costs."

ABOUT LIGHTSPAN, INC.

Lightspan(R), Inc. (NASDAQ: LSPN), provides curriculum-based educational software and on-line products and services that increase student achievement and enhance teacher professional development. These products are used in schools and homes and align to all key federal education reform initiatives, offering school districts a complete solution to assess, align, instruct and evaluate, as a comprehensive achievement and accountability system. More than 1,000 independent studies prove Lightspan products enhance student achievement, improve teacher effectiveness and help build stronger connections with families.

                                    --more--

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      10140 Campus Point Drive - San Diego, CA 92121 - 1-888-4-ALL KIDS -      2
                    FAX (858) 824-8001 - www.lightspan.com

Lightspan offers products in the following areas: early reading (The Lightspan Early Reading Program(TM) and the Lightspan Reading Center(TM)), K-8 interactive curriculum (Lightspan Achieve Now(TM)), K-12 on-line teacher resources and professional development (The Lightspan Network(R)), assessment (Lightspan eduTest Assessment(TM) and Lightspan Assessment Builder(TM)), and secondary and higher education (Interactive Mathematics, Interactive English, and academic.com).

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements, including statements related to future financial performance, cash position, government funding, the ability of the Company to control operating costs and general business trends that are subject to risks and uncertainties, including, but not limited to, actual performance of third parties and the Company, changes in economic conditions in the Company's market areas; changes in policies by regulatory agencies and educational organizations; the volatility of the Company's expenses and operating results; future cash usage may not follow historical trends; expected revenue growth will not materialize; market acceptance of the Company's curriculum -based software and on-line products; management of rapid growth; risks associated with expanding the Company's on-line business; changes in funding for public schools; technological advances and risks related thereto and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for fiscal 2004 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

                               (tables to follow)

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      10140 Campus Point Drive - San Diego, CA 92121 - 1-888-4-ALL KIDS -      3
                    FAX (858) 824-8001 - www.lightspan.com

                                 LIGHTSPAN, INC.
                           Consolidated Balance Sheets
                                 (in thousands)

                                                               JANUARY 31,    JANUARY 31,
                                                                  2003          2002
                                                               --------------------------
Assets                                                         (UNAUDITED)
               Current assets:
                 Cash and cash equivalents                       $18,497      $35,033
                 Short-term investments                            5,055        8,333
                 Accounts receivable, net                          9,135       11,477
                 Finished goods inventory                          1,829        2,432
                 Other current assets                              1,075        1,449
                 Restricted cash                                     827          826
                                                                 --------------------
                   Total current assets                           36,418       59,550

               Restricted cash                                        --          827
               Property and equipment, net                         4,060        6,839
               Goodwill, net                                      11,741       14,241
               Other intangible assets, net                        6,774       15,278
               Deposits and other assets                             553          685
                                                                 --------------------
                 Total assets                                    $59,546      $97,420
                                                                 ====================
LIABILITIES AND STOCKHOLDERS' EQUITY

               Current liabilities:
                 Accounts payable                                $ 3,836      $ 4,421
                 Accrued liabilities                              10,258       12,242
                 Deferred revenue                                 11,642       10,682
                 Other current liabilities                            20          227
                                                                 --------------------
                   Total current liabilities                      25,756       27,572

               Deferred revenue- long-term portion                   682        1,282
               Other liabilities                                     129          271
                                                                 --------------------
                   Total liabilities                              26,567       29,125

                 Total stockholders' equity                       32,979       68,295
                                                                 --------------------
                 Total liabilities and stockholders' equity      $59,546      $97,420
                                                                 ====================

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                                 LIGHTSPAN, INC.
                      Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (Unaudited)

                                                           THREE MONTHS ENDED JANUARY 31,     YEAR ENDED JANUARY 31,
                                                              2003              2002         2003              2002
                                                           -----------------------------   -------------------------
Revenues:
  Software licenses                                        $   6,825       $   7,447       $  26,604       $  34,309
  On-line subscriptions                                        2,977           2,324          10,506           7,935
  Professional services                                        2,425           2,503           9,863           9,343
  Hardware and other                                             819           1,780           3,035           5,945
                                                           -------------------------       -------------------------
    Total revenues                                            13,046          14,054          50,008          57,532

Cost of revenues:
  Software licenses                                            1,548           1,361           5,240           6,564
  On-line subscriptions                                          272             518           1,854           1,952
  Professional services                                        1,220           1,317           5,030           5,411
  Hardware and other                                             552             727           2,370           3,802
                                                           -------------------------       -------------------------
    Total cost of revenues                                     3,592           3,923          14,494          17,729

Gross profit                                                   9,454          10,131          35,514          39,803

Operating expenses:
  Sales and marketing                                          6,862          11,586          36,266          49,367
  Technology and development                                   3,018           5,130          13,535          24,424
  General and administrative                                   2,335           2,507          10,997          11,670
  Stock-based compensation                                        32             112             227             747
  Amortization of intangibles                                  2,001           4,578           8,004          18,298
                                                           -------------------------       -------------------------
    Total operating expenses                                  14,248          23,913          69,029         104,506

Loss from operations                                          (4,794)        (13,782)        (33,515)        (64,703)

Net interest (expense) income                                    (17)            246             374           2,460
Cumulative effect of a change in accounting principle             --              --          (3,000)             --
                                                           -------------------------       -------------------------
Net loss                                                   $  (4,811)      $ (13,536)      $ (36,141)      $ (62,243)
                                                           =========================       =========================

Net loss per share:
   Basic and diluted                                       $   (0.10)      $   (0.29)      $   (0.76)      $   (1.34)
                                                           =========================       =========================
   Weighted average shares- basic and diluted                 47,519          46,709          47,271          46,373
                                                           =========================       =========================